UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VAALCO ENERGY MAILS LETTER TO STOCKHOLDERS

Urges Stockholders to Re-Elect VAALCO’s Incumbent Directors and

Reject Nanes Delorme Partners’ Dissident Slate

HOUSTON, TEXAS – May 8, 2008 – VAALCO Energy, Inc (NYSE: EGY) today sent the following letter to stockholders in connection with the Annual Meeting of Stockholders on June 4, 2008. In its letter, VAALCO urges stockholders to vote “FOR” the Company’s three highly qualified and experienced directors and discard any proxy materials received from New York-based hedge fund, Nanes Delorme Partners I LP. VAALCO stockholders of record as of the close of business on April 14, 2008, are entitled to vote at the meeting.

The full text of VAALCO’s letter is below:

May 8, 2008

Dear Fellow Stockholder:

As you may be aware, a New York based hedge fund, Nanes Delorme Partners I LP, has initiated a costly and disruptive proxy contest in an attempt to install its own paid nominees onto your Board of Directors.

Nanes Delorme Partners only recently purchased its shares, and more than half of these were purchased by its newly revealed secret partner Pilatus Energy S.A. – an oil and gas company headquartered in Zug, Switzerland, whose purported leader1 was convicted and sentenced by a French court to five years in prison for fraud, embezzlement, bribery and kickbacks in “the biggest political and corporate sleaze scandal to hit a western democracy since the second world war.” 2 We strongly believe that the objectives of Nanes Delorme Partners and Pilatus Energy are very different from your objectives.

To protect the value of your investment and VAALCO’s future, your Board of Directors unanimously recommends that stockholders vote the enclosed WHITE proxy card “FOR” all of your Board’s director nominees – W. Russell Scheirman, Arne R. Nielsen and William S. Farish – at the 2008 Annual Meeting of Stockholders. We also urge you to discard any materials and gold cards you receive from Nanes Delorme Partners.

VAALCO’S BOARD AND MANAGEMENT HAVE A TRACK RECORD OF DELIVERING

SUPERIOR STOCKHOLDER RETURNS

Since year-end 2000, VAALCO’s year-over-year stock price has increased in every year but one. A $10,000 investment in VAALCO from that time is worth in excess of $170,000 today, a 17x increase in value (representing a 47% compound annual growth rate).

VAALCO has also consistently outperformed the S&P 500 Index and the Company’s peer group3 over the last six month, one, three and five year periods, as the charts at the end of this letter show.

[1]	“Le Floch-Prigent’s New Incarnation,” Africa Energy Intelligence, 12/05/2007
[2]	“Gigantic Sleaze Scandal Winds Up as Former Elf Oil Chiefs Are Jailed,” The Guardian, 11/13/2003. Permission to use quotation neither sought nor obtained
[3]	VAALCO peer group as defined by the independent governance and proxy advisory firm RiskMetrics (ISS)

OUR TRACK RECORD OF VALUE CREATION EXISTS BECAUSE VAALCO’S BOARD

AND MANAGEMENT KNOW HOW TO DISCOVER AND PRODUCE OIL AND GAS

•	Since 2000, 80% of the exploration and appraisal wells drilled by the Company have been successful.

•	We have had a 100% success rate on our development wells on the Etame Block, our principal producing asset.

•

We brought our Etame discovery on production in late 2002 at 15,000 barrels per day. Since then, we have increased production rates by 50%, with current production rates of 22,500 barrels oil per day. We expect further year-over-year production increases in 2008 and 2009.

OUR EXPLORATION AND DEVELOPMENT SUCCESSES HAVE BEEN

ACCOMPLISHED WHILE MAINTAINING A STRONG FINANCIAL POSITION

As a company that grows through the drill bit, it is imperative that VAALCO maintains a solid balance sheet and financial flexibility. Your Board and management team have a proven record in this regard as well.

•	We have a healthy balance sheet and a pattern of delivering consistent growth in revenues, cash flows and earnings in nearly every year.

•	VAALCO’s return on invested capital (ROIC) is in the top 5% of its industry.

VAALCO IS EXCEPTIONALLY WELL-POSITIONED FOR CONTINUED GROWTH AND SUCCESS

Over the last 18 months, your Board and management team have laid the foundation necessary for significant increases in reserves and production. We have arranged for rigs and have concrete plans to drill seven exploration wells over the next twelve to eighteen months in areas that have similar geologic characteristics to those we have successfully explored and developed in the past.

•

This current exploration program has the potential to add in excess of 50 million net barrels (after expected royalties) to our current 6.2 million barrels of proved reserves, an eight-fold potential increase. Even at a modest success rate, there exists the likelihood for dramatic increases in reserves and production over the near term.

•

We also have access to 2.4 million acres for future exploration projects. This portfolio – located in the highly desirable oil and gas producing region of coastal West Africa – is roughly equivalent to 490 exploration blocks in the Gulf of Mexico.

We expect significant near term value creation for VAALCO stockholders as this drilling program advances over the next months.

WE BELIEVE THE OBJECTIVES OF NANES DELORME PARTNERS AND PILATUS

ENERGY ARE VERY DIFFERENT FROM YOUR OBJECTIVES

Despite these operational and financial achievements, Nanes Delorme Partners (led by a 27-year-old French citizen) has provided notice that it intends to nominate three of its own hand-picked representatives to VAALCO’s Board. This action, if successful, could significantly influence the direction of your company. We therefore urge you to read the following carefully:

•

While Nanes Delorme Partners claims to hold 4.7 million shares of VAALCO’s stock, the majority of these shares were actually transferred from Pilatus Energy and all of these shares were only recently purchased late in the fourth quarter of 2007 and during the first quarter of 2008.

•

According to press reports[1], Pilatus Energy is controlled by Loik Le Floch-Prigent, the former chairman of Elf Aquataine S.A., who was convicted by a French court in 2003 of embezzlement and corruption in one of the largest corporate scandals in modern business history.

•

Nanes Delorme Partners tried to keep the identity of its partner, Pilatus Energy, a secret and assured VAALCO that its secret partner was not a business competitor. Only very recently did Nanes Delorme Partners reveal the identity of Pilatus Energy through its proxy filings with the Securities and Exchange Commission.

•

Nanes Delorme Partners is well aware of the significant near-term upside inherent in VAALCO’s current exploration portfolio. It is only now, when VAALCO’s stockholders are poised to realize this value, that Nanes Delorme Partners and Pilatus Energy have begun pushing for an opportunistic sale of the Company.

•

Nanes Delorme Partners is paying two of its nominees $25,000 simply to stand for election and additional monies if they fail. While Nanes Delorme Partners’ nominees may have no affiliation with your company, these payments show that they are by no means independent from Nanes Delorme Partners.

Given these facts, we believe stockholders should share the Board’s deep concerns about the true objectives of Nanes Delorme Partners and its investment partner, Pilatus Energy.

NANES DELORME PARTNERS AND PILATUS ENERGY ARE BUSINESS

COMPETITORS TO VAALCO, CREATING SERIOUS CONFLICTS OF INTEREST

VAALCO stockholders should be aware that Pilatus Energy’s oil and gas operations are focused on West and Central Africa – competitive with VAALCO’s core operations.

Further, Nanes Delorme has a history of brokering the sale of oil and gas assets, including those of VAALCO’s competitors. In fact, Nanes Delorme is acting as Surestream Pertoleum’s exclusive advisor in a potential sale of up to 40% of its working interest in the Ndunda Block, onshore Democratic Republic of Congo4.

These facts create a serious conflict of interest for Nanes Delorme Partners and Pilatus Energy – particularly if Nanes Delorme Partners’ nominees (including its 27-year-old employee) are elected to the VAALCO Board and have unfettered access to your company’s confidential and proprietary business information. Indeed, providing a board seat to a competitor (as we now understand Nanes Delorme Partners and Pilatus Energy to be) would almost certainly give them the opportunity to misuse VAALCO’s confidential and proprietary information.

[4]	“Nanes Delorme Capital Advises Surestream Petroleum on the Farm Out of Part of Its Interest in the Ndunda Block, Onshore DRC,” Nanes Delorme Capital Management LLC press release, 10/31/2007

NANES DELORME PARTNERS HAS MADE FALSE AND MISLEADING STATEMENTS

In its proxy statement and other filings, Nanes Delorme Partners has made a series of false and misleading statements in an attempt to garner your vote. Here are the facts:

False Claim: Nanes Delorme Partners claims that your Board “may have rebuffed private inquiries” to sell the Company at a premium to the current market price.

The Truth: VAALCO’s Board is always open to considering bona fide offers that would provide stockholders with full and fair value for their shares, but NO such offers have been received.

False Claim: In its proxy materials, Nanes Delorme Partners uses complicated formulas and analyses to imply that VAALCO’s stock price and EBITDA have underperformed “comparable” companies.

The Truth: When comparing VAALCO to its actual peers, your company has outperformed its peers3 over the last six month, one, three and five year periods, as the charts at the end of this letter show.

VAALCO’S BOARD IS COMMITTED TO MAXIMIZING STOCKHOLDER VALUE.

NOW IS CLEARLY NOT THE TIME TO SELL VAALCO

As part of its platform, Nanes Delorme Partners says its nominees would seek to initiate a process to sell VAALCO. Together with the Company’s independent financial and legal advisors, we regularly review the Company’s business plan in the context of other value creating alternatives that might be available. Our reviews make it clear that a sale of the Company at this time is NOT in stockholders’ best interests.

•

It makes no sense to sell an exploration company just prior to its initiation of a major drilling program. To do so would transfer the value of any potential discovery to the buyer and deprive the Company’s stockholders from realizing a full return on their capital investments.

•

We also recognize that the recent crisis in the credit markets, brought on by ill advised investment strategies by hedge funds and others, has substantially reduced acquisition activity and financing capabilities. We believe these factors would inhibit a robust sale process that would deprive VAALCO stockholders from receiving full and fair value for their shares.

VAALCO’S DIRECTOR NOMINEES ARE EXPERIENCED, RESPECTED AND

COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL VAALCO

STOCKHOLDERS

Our slate is comprised of respected and proven leaders, each of whom have at least thirty years of professional experience in the oil and gas industry, far outweighing any industry experience that Nanes Delorme Partners’ nominees may claim.

•

Mr. W. Russell Scheirman, your company’s President and Chief Financial Officer and formerly with Exxon Corporation and a consultant at McKinsey & Company, who along with the full Board and other key executives has guided the Company to its achievements and milestones.

•

Mr. Arne R. Nielsen, the former President of Mobil Oil Canada with a subsequent successful entrepreneurial track record in the Canadian oil industry. Mr. Nielsen has been a VAALCO director since March 1989.

•

Mr. William S. Farish, the former ambassador to Great Britain with long standing business connections in the oil and gas industry, having been a director at and investor in numerous oil and gas companies. Mr. Farish has been a VAALCO director since 2004.

We encourage you to read the full biographies of all your Board’s director nominees in the proxy statement previously mailed to stockholders.

At a time of record demand for oil and the price increases that result, VAALCO has a robust drilling program in place and our stockholders are poised to capitalize on the investments we have made. We encourage you to protect your investment and support VAALCO’s Board of Directors and management by signing, dating and returning the WHITE proxy card today.

We ask you not to sign and return any proxy card or voting instruction card that you may receive from Nanes Delorme Partners. Your vote is very important, regardless of how many shares you own.

On behalf of VAALCO’s Board of Directors, I thank you for your support.

Sincerely,

/s/ Robert L. Gerry, III
Robert L. Gerry, III
Chairman and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES, PLEASE

CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES:

D.F. KING & CO., INC.

Toll-free: 800-901-0068

Collect: 212-269-5500

VAALCO HAS OUTPERFORMED THE S&P 500 AND ITS PEERS OVER

THE LAST SIX MONTH, ONE, THREE AND FIVE YEAR PERIODS5

[To view charts, visit the “Latest News” section of VAALCO’s Web site at www.vaalco.com]

[5]

All data through market close May 7, 2008. Source: CapitalIQ. The VAALCO Peer Group is as defined by the independent governance and proxy advisory firm RiskMetrics (ISS): Brigham Exploration Co. (NasdaqNM:BEXP), Callon Petroleum Co. (NYSE:CPE), Carrizo Oil & Gas Inc. (NasdaqNM:CRZO), Delta Petroleum Corp. (NasdaqNM:DPTR), Edge Petroleum Corp. (NasdaqNM:EPEX), TXCO Resources, Inc. (NasdaqNM:TXCO), Goodrich Petroleum Corp. (NYSE:GDP), Harvest Natural Resources Inc. (NYSE:HNR), Pacific Ethanol, Inc. (NasdaqNM:PEIX), PrimeEnergy Corp. (NasdaqSC:PNRG), Quest Resource Corp. (NasdaqNM:QRCP); Peer Group companies have been indexed on a market capitalization weighted basis; over the 5-year measurement period, the Peer Group index excludes Pacific Ethanol, Inc. (NasdaqNM:PEIX), which entered trading on the Nasdaq Global Market on March 24, 2005. 5-year and 3-year relative performance charts use weekly average prices.

Important Information

In connection with this solicitation of proxies, VAALCO filed with the SEC a definitive proxy statement dated April 14, 2008 and is filing revised definitive proxy materials dated May 8, 2008 (the “Proxy Materials”). The Proxy Materials contain important information about VAALCO, the 2008 Annual Stockholders Meeting, and our nominees and other directors in the solicitation. VAALCO’s stockholders are urged to read the Proxy Materials carefully. Stockholders may obtain additional free copies of the Proxy Materials and other relevant documents filed with the SEC by VAALCO through the website maintained by the SEC at www.sec.gov. The Proxy Materials and other relevant documents may also be obtained free of charge from VAALCO at VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027; or by phone at (713) 623-0801. The Proxy Materials are also available on VAALCO’s website at www.vaalco.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Materials.

VAALCO and its directors are participants in the solicitation of proxies in connection with the 2008 Annual Stockholders Meeting. Enclosed with the letter to stockholders is information concerning VAALCO’s participants in the solicitation.

Forward-Looking Statements

This document includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2007 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

The Securities and Exchange Commission generally permits oil and gas companies, in filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. In this letter, we describe volumes of oil that we believe may be discovered in the future through our existing exploration program. These amounts are not proved reserves as defined by the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by VAALCO.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration of oil and natural gas properties with high emphasis on international opportunities. The Company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

Investor Contact W. Russell Scheirman 713-623-0801	Media Contact Andrew Brimmer / Barrett Golden Joele Frank, Wilkinson Brimmer Katcher 212-355-4449